LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                               260 Franklin Street
                              Boston, MA 02110-3173






                                                                    May 23, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Application/Declaration on Form U-1 (File 70-9633) of Unitil Corporation (the "Company"), a New Hampshire corporation and a registered public utility holding company, and its subsidiaries, Concord Electric Company, Exeter & Hampton
Electric Company, Unitil Power Corp., Unitil Realty Corp., Unitil Resources, Inc. and Unitil Service Corp., each of which is a New Hampshire corporation, and its subsidiary Fitchburg Gas and Electric Light Company ("Fitchburg"), a Massachusetts corporation (collectively, the Company and its subsidiaries are referred to as the "Applicants") under the Public Utility Holding Company Act of 1935 (the "Application-Declaration"). The Application- Declaration relates to the request by the Company and Fitchburg for authorization for short-term borrowings, to the request by Fitchburg for authorization to incur short-term borrowings from the other Applicants, and to the request by the other Applicants for authorization to lend funds to Fitchburg under the Unitil system's Cash Pooling and Loan Agreement (the "Money Pool").

     We have examined originals, or copies certified to our satisfaction, of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of the Applicants and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination, we have assumed the


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Securities and Exchange Commission
May 23, 2000
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genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents. In addition, we have examined such questions of law as we considered necessary or appropriate for the purpose of rendering this opinion.

     Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that when the Commission has taken the action requested in the Application-Declaration:

     (1) All state laws applicable to the transactions described in the Application- Declaration have been complied with;

     (2) The Company is validly organized and duly existing under the laws of the State of New Hampshire and Fitchburg is validly organized and duly existing under the laws of the Commonwealth of Massachusetts.

     (3) The notes to be issued to banks by the Company and Fitchburg in accordance with the Application-Declaration will each be valid and binding obligations of such Applicants in accordance with their respective terms.

     (4) The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or Fitchburg.

     The opinions expressed above in respect of the approval of the short-term borrowings and the Money Pool described in the Application-Declaration are subject to the following assumptions or conditions:

     a. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application-Declaration to become effective with respect to the short-term borrowings and the Money Pool described therein.

     b. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     We hereby consent to the use of this opinion as an exhibit to the Application- Declaration.


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Securities and Exchange Commission
May 23, 2000

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     We are not,  in this  opinion,  opining  on laws other than the laws of the
State of New Hampshire, the Commonwealth of Massachusetts and the federal laws of the United States.

                                       Very truly yours,


                                       LeBoeuf, Lamb, Greene & MacRae, L.L.P.